EXHIBIT 99
NEWS RELEASE
FOR IMMEDIATE RELEASE / FRIDAY, FEBRUARY 25, 2005
Contact: Chad Hyslop (208) 331-8400
chyslop@americanecology.com     www.americanecology.com
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              KENNETH C. LEUNG APPOINTED TO AMERICAN ECOLOGY BOARD

     BOISE, Idaho - Rotchford L. Barker, Chairman of the Board of Directors of American Ecology Corporation [NASDAQ: ECOL], today announced that Kenneth C. Leung was appointed to serve as the 9th member of the Corporation's Board of Directors. The Corporation bylaws provide for up to 9 Directors.

     Leung, 60, joins Barker, David B. Anderson, Roy C. Eliff, Edward F. Heil, Stephen M. Schutt, Richard Riazzi, General Jimmy D. Ross (USA Retired) and President and Chief Executive Officer Stephen A. Romano on the Board.

      "We're pleased to be able to immediately draw upon Ken's investment banking and environmental business experience," Barker stated.

     Leung, currently a Managing Director and Chief Investment Officer of the Environmental Opportunity Funds at Sander Morris Harris Group, brings over 30 years experience in investment and the environmental industry. Leung is a contributing writer to several environmental publications and a frequent speaker at environmental and financial conferences. Before joining Sanders Morris Harris in 1995, Leung was a Managing Director at Smith Barney and held senior positions at F. Eberstadt & Company, Chemical Bank, and Chase Manhattan Bank. Leung is currently a member of the Board of Directors of Synagro Technologies, Inc., and SystemOne Technologies.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical


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facilities.  Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services Company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can successfully implement its growth strategy, generate future earnings, or prevail in pending litigation. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.
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